FORM 3
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                                                        OMB APPROVAL
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Filed  pursuant to Section  16(a) of the  Securities  and  Exchange Act of 1934,
Section  17(a) of the Public  Utility  Holdling  Company  Act of 1935 or Section
                  30(f) of the Investment Company Act of 1940

1. Name and Address     2. Date of Event Requiring State- 4. Issuer Name and Ticker
   of Reporting Person     ment (Month/Day/Year)             or Trading Symbol

 Olson Farms, Inc.             (01/03/01)                  Klever Marketing, Inc., KLMK
(Last) (First) (Middle)
                        5. Relationship of Reporting       6. If Amendment, Date of
                           Person to Issuer                   Original (Month/Day/Year)
                           (Check all applicable)
                           ____ Director __x_ 10% Owner
                           ____ Officer  ____ Other (specify
                           (give title        below)
                            below)
                           Interim CFO

601 S. Milliken Ave
Ste K-100               3. IRS Identification Number of    7. Individual or Joint/Group
    (Street)               Reporting Person, if an entity     Filing (Check Applicable
                           (Voluntary)                        Line)

Ontario, CA  91761                                            _X_ Form filed by one Reporting
(City)    (State) (Zip)                                           Person
                                                              ___ Form filed by more than one
                                                                  Reporting Person

                          Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security     2. Amount of Securities  3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)               Beneficially Owned       Direct (D) or       Beneficial Ownership
                            (Instr. 4)               Indirect (I)        (Instr. 5)
                                                     (Instr. 5)


Common Stock, par value
$0.01 per share                 759,765                D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)
                                                                          (Over)
                                                                 SEC 1473 (8-96)

                   Table II - Derivative Securities Beneficially Owned
                   (e.g. puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable and  3. Title and Amount           4. Conversion  5. Ownership Form   6. Nature of In-
   Security (Instr. 4)      Expiration Date          of Securities                 of Exercise    of Derivative       direct Benefi-
                            (month/day/year)         Underlying Derivative         Price of       Security: Direct(D) cial Ownership
                                                     Security (Instr. 4)           Derivative     or Indirect (I)     (Instr. 5)
                                                                                   Security       (Instr. 5)

                            Date       Expiration     Title       Amount or
                            Exercisable  Date                    Number of Shares




Class A Preferred Stock,      1/03/01      N/A     Common Stock, par value  378,790   37,879         D
Series 1                                           $0.01 per share

Class A Preferred Stock,      9/25/00      N/A     Common Stock, par value  411,770   41,177         D
Series 1                                           $0.01 per share







Explanation of Responses: No Securities are beneficially owned by reporting person.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                        /s/ Richard J. Trout            02/23/01
                                        **Signature of Reporting Person     Date

(8-96)                                                                    Page 2
                                                                        SEC 1473